Exhibit “10.5”  (Engagement Letter with Mayer Hoffman McCann, PC)

Mayer Hoffman McCann P.C.
An Independent CPA Firm
11440 Tomahawk Creek Parkway
Leawood, Kansas 66211
913-234-1900 ph
913-234-1100 fx
www.mhm-pc.com

August 4, 2010

Audit Committee
Bigelow Income Properties, LLC
Mr. Charles Christian Kirley, Esq.
4801 Main Street
Suite 1000
Kansas City, MO  64112

Dear Chris:

We are pleased to confirm our understanding of the services we are to provide for Bigelow Income Properties, LLC, which incorporates the attached Terms and Conditions.  This letter constitutes the entire agreement between parties with respect to Mayer Hoffman McCann P.C.’s (MHM) performance of the professional services described herein.

ENGAGEMENT OBJECTIVES
We will audit the following financial statement:

1.	Opening balance sheet

These statements will be audited by us as of June 30, 2010.

We were not engaged to audit the Company’s internal controls over financial reporting.

OUR RESPONSIBILITIES
The objective of our audit is the expression of an opinion about whether your financial statement is fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles.  Our audit will be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion.  If our opinion is other than unqualified, we will discuss the reasons with you in advance.  If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions.  We will also request written representations from your attorneys as part of the engagement and they may bill you for responding to this inquiry.  At the conclusion of our audit, we will require certain written representations from you about the financial statement and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested.  Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or governmental regulations that are attributable to the Company or to acts by management or employees acting on behalf of the Company.

Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us.  In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements.  However, we will inform you of any material errors that come to our attention, and we will inform you of any fraudulent financial reporting or misappropriation of assets that comes to our attention.  We will also inform you of any violations of laws or governmental regulations that come to our attention, unless clearly inconsequential.  Our responsibility, as auditors, is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed.  An audit is not designed to provide assurance on internal control or to identify control deficiencies, that is, significant deficiencies or material weaknesses in the design or operation of internal control.  However, during the audit, if we become aware of such control deficiencies, we will communicate them to you.

OUR RESPONSIBILITIES TO COMMUNICATE WITH THE AUDIT COMMITTEE
In conjunction with management, who is responsible for establishing the Company’s accounting policies, we will discuss our judgments of the quality and understandability, not just the acceptability, of the Company’s accounting policies and disclosures prior to the filing of our audit reports with the SEC. We believe oral communication is the appropriate method to provide open and candid dialogue.

We will report to the audit committee, in writing, the following matters prior to the filing of our audit reports with the SEC:

•
All significant deficiencies and material weaknesses (as defined by the PCAOB) identified during the services provided. If a significant deficiency or material weakness exists because of the oversight of the Company’s external financial reporting and internal control over financial reporting by the audit committee, we report such deficiency in writing to the board of directors.

•
Corrected misstatements arising from the services provided that could, in our judgment, either individually or in aggregate, have a significant effect on the Company’s financial reporting process. In this context, corrected misstatements are proposed corrections of the financial statement that were recorded by management and, in our judgment, may not have been detected except through the auditing procedures performed.

•
Uncorrected misstatements aggregated during the current engagement and pertaining to the latest period presented that were determined by management to be immaterial, both individually and in aggregate.

•	All relationships between the Company and CBIZ MHM, LLC and its related entities and MHM that, in our judgment, may reasonably be thought to bear on independence.

•	Alternative treatments within U.S. generally accepted accounting principles for accounting policies and practices related to material items that have been discussed with management during the current audit period, including 1) ramifications of the use of such alternative disclosures and treatments and the treatment preferred by MHM and 2) the process used by management in formulating particularly sensitive accounting estimates.

•	Disagreements with management or other significant difficulties encountered in performance of our audit or review services.

•
Critical accounting policies and practices applied in the financial statement and our assessment of management’s disclosures regarding such policies and practices, including why certain policies and practices are or are not considered critical, and how current and anticipated future events impact those determinations.

•	Other matters required to be communicated by the standards of the PCAOB (United States).

We will also read minutes of audit committee meetings for consistency with our understanding of the communications made to the audit committee and determine that the audit committee has received copies of all material written communications between MHM and management. We will also determine that the audit committee has been informed of 1) the initial selection of, or the reasons for any change in, significant accounting policies or their application during the period under audit, 2) the methods used by management to account for significant unusual transactions, and 3) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus.

To the extent that they come to our attention, we will inform the audit committee and management about any material errors and any instance of fraud or illegal acts. Further, to the extent they come to our attention, we will also communicate directly to the audit committee fraud that involved senior management or that, in our judgment, causes a material misstatement of the financial statements and illegal acts that come to our attention, unless they are clearly inconsequential. In the case of illegal acts which, in our judgment, would have a material effect on the consolidated financial statements of the Company, we are also required to follow the procedures se forth in the Private Securities Litigation Reform Act of 1995, which under certain circumstances requires us to communicate or conclusions to the SEC.

If, during the performance of our services, circumstances arise which make it necessary to modify our reports or withdraw from the engagement, we will communicate to the audit committee our reasons for withdrawal.

In addition, if we become aware of information that relates our services after we have issued our reports or completed our procedures, but which was not known to us as the date of reports or completion of our procedures, and which is of such a nature and from such a source that we would have investigated that information had it come to our attention during the course of our services, we will, as soon as practicable: (1) communicate such an occurrence to the audit committee; and (2) undertake an investigation to determine whether the information is reliable and whether the facts existed at the date of our reports or completion of our procedures. Further, management agrees that in conducting that investigation, we will have the full cooperation of the Company’s personnel. If the subsequently discovered information is found to be of such a nature that (a) our reports or completion of our procedures would have affected if the information had been known as of the date of reports or completion of our procedures and (b) we believe that the reports or interim review procedures are currently being relied upon or are likely to be relied upon by someone who would attach importance to the information, appropriate steps will be taken by MHM and expected by the Company to prevent further reliance on our reports or procedures. Such steps include appropriate disclosures by the Company of the newly discovered facts and the impact on the financial statement.

AUDIT COMMITTEE RESPONSIBILTIES
You are directly responsible for the appointment of Mayer Hoffman McCann P.C. as independent auditor, determining our compensation, and oversight of our work, including resolution of disagreements between management and us regarding financial reporting. We understand that we report directly to you and that you are responsible for preapproval of all attest and nonattest services provided by us.

MANAGEMENT’S RESPONSIBILITIES
You are responsible for management decisions and functions, and for designating a qualified management-level individual to oversee any tax or other services we provide.  You are responsible for evaluating the adequacy and results of the services performed and accepting responsibility for such services.  You are responsible for establishing and maintaining internal controls, including monitoring ongoing activities.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information.  We will advise you about appropriate accounting principles and their application, but the responsibility for the financial statement remains with you.  This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets.  You are responsible for adjusting the financial statement to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statement taken as a whole.  You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the company involving (a) management, (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements.  You are also responsible for informing us of your knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators, or others.  In addition, you are also responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

As part of our engagement we may propose standard, adjusting, or correcting journal entries to your financial statements.  You are responsible for reviewing the entries and understanding the nature of any proposed entries and the impact they have on the financial statement.  Further, you are responsible for designating a qualified management-level individual to be responsible and accountable for overseeing these services.

During the course of our engagement, we will request information and explanations from management regarding the company's operations, internal controls, future plans, specific transactions, and accounting systems and procedures.  At the conclusion of our engagement, we will require, as a precondition to the issuance of our report, that management provide certain representations in a written representation letter.  The procedures we will perform in our engagement and the conclusions we reach as a basis for our report will be heavily influenced by the written and oral representations that we receive from management.

Should a comfort letter be requested in connection with a future filing under the Securities Act of 1933, or an exempt offering, the specific terms of our services will be determined at that time. Prior to our issuance of a comfort letter, management of the Company agrees to supply us with a representation letter that will, among other things, confirm that no events have occurred that would require adjustments to (or additional disclosure in) the financial statement or management’s assessment regarding the effectiveness of the Company’s internal control over financial reporting referred to above, and confirm the Company’s responses to certain inquiries made in connection with our issuance of the comfort letter.

We understand that your employees will prepare all confirmations and other schedules we request and will locate any documents selected by us for testing.

OTHER SERVICES
If you intend to include these financial statement and our report in an offering or other document at some future date, you agree to seek our permission to do so at that time.  You agree to provide reasonable notice to allow sufficient time for us to perform certain additional procedures.  Any time you intend to publish or otherwise reproduce these financial statement and our report and make reference to our Firm name in any manner in connection herewith, you agree to provide us with printer’s proofs or masters for our review and approval before printing or other reproduction.  You will also provide us with a copy of the final reproduced material for our approval before it is distributed.  Our fees for such services are in addition to those discussed elsewhere in this letter.

As a result of our prior or future services to you, we might be requested to provide information or documents to you or a third party in a legal, administrative, or arbitration or similar proceeding in which we are not a party.  If this occurs, our efforts in complying with such requests will be deemed billable to you as a separate engagement.  We shall be entitled to compensation for our time and reasonable reimbursement for our expenses (including legal fees) in complying with the request.  For all requests we will observe the confidentiality requirements of our profession and will notify you promptly of the request.

Our relationship is strictly confidential.  For that reason, it is our policy that we will not release any information to a third party either from our files or from material temporarily in our care without first obtaining consent from your office.  It is agreed that we will provide CBIZ MHM, LLC with access to your accounting, financial and other records we maintain so CBIZ MHM, LLC can provide you with tax, advisory and consulting services you have engaged them to perform.

ENGAGEMENT FEES
We estimate that our fees for these services will be $5,000 for the audit.  You will also be billed for travel and other out-of-pocket costs such as report production, typing, postage, etc.  The fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit.  If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

Additional services will be subject to separate arrangements.

For administrative convenience, the fees for our services will be invoiced through CBIZ MHM, LLC.  Invoices will be submitted monthly as our work progresses and are payable upon presentation.

OTHER ENGAGEMENT MATTERS
This letter and the attached Terms and Conditions set forth the rights and responsibilities of the parties with respect to the Services.  The attachment is an integral part of this agreement.  This engagement is being undertaken solely for the benefit of the parties to this agreement, and no other person shall be entitled to enforce the terms of this agreement.

The undersigned is the engagement shareholder responsible for supervising the engagement and signing the report.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement.  If you have any questions, please let us know.  If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

/s/ Jeff Carlstedt
Jeff Carlstedt, CPA
Shareholder
Mayer Hoffman McCann P.C.
___________________________________________________________

The services and arrangements described in this letter are in accordance with our understanding and are acceptable to us.

Bigelow Income Properties, LLC

Audit Committe Chairman signature: /s/ Ed Place
Title: Director
Date: 8/10/10

________________

Mayer Hoffman McCann P.C.
Engagement Letter
Terms and Conditions

These Terms and Conditions and the engagement letter (and any attachments) (the "Engagement Letter"), and any subsequent amendments or addenda thereto, to which these Terms and Conditions are attached (collectively, the "Agreement") constitute the entire agreement between Client and Mayer Hoffman McCann P.C. ("MHM"), regarding the services described in the Engagement Letter. Capitalized terms not otherwise defined herein, shall have the meaning ascribed to them in the Engagement Letter.

Services
Services. MHM will provide the Services described in the Engagement Letter, and will use all reasonable efforts to perform the Services in accordance with any agreed upon timeframe. MHM has every expectation that this engagement will be conducted by the MHM professionals designated for this engagement. If for any reason any of those individuals are not able to complete this engagement, professionals with similar qualifications and experience will do so. Where any changes are necessary, MHM will give Client reasonable notice of the changes.

Changes to Services. Either party may request changes to the Services as set out in the Engagement Letter. Changes must be requested in writing with sufficient detail to enable the other party to assess the impact of the requested change on the cost, timing or any other aspect of the Services. Both parties agree to consider and, if appropriate, agree to any changes. Any changes must be in writing and signed by both parties. Until a change is agreed to in writing, the latest agreed upon terms will apply.

Acceptance. The passage of ten working days without notice of non-acceptance by Client, or use by Client of the project deliverables or outputs (each a "Deliverable"), will constitute acceptance by Client of the Deliverable. If a Deliverable is not accepted, the Client's notice must specify in reasonable detail the reasons that the Deliverable fails to meet the requirements described in this Agreement in all material respects. Upon receipt of such notice and confirmation by MHM of the Deliverable's non-conformance with the requirements of this Agreement, MHM will use commercially reasonable efforts to correct the Deliverable and upon such correction will-re-submit the Deliverable to Client for review. Acceptance by Client will not be unreasonably withheld.

Ownership. Client shall own the copyright in all written material originated and prepared for and delivered to the Client under this Agreement. However, MHM working papers and MHM Confidential Information (as defined below) belong exclusively to MHM. The ideas, concepts, know-how, techniques, inventions, discoveries and improvements developed during the course of this Agreement by MHM personnel, alone or in conjunction with Client personnel, may be used by MHM in any way it deems appropriate, including without limitation by or for its clients or customers, without an obligation to account, notwithstanding any provision in this Agreement to the contrary. MHM is in the business of providing attestation services for a wide variety of clients and the Client understands that MHM will continue these activities. Accordingly, nothing in this Agreement shall preclude or limit MHM from providing consulting services and/or developing software or materials for itself or other clients, irrespective of the possible similarity of materials, which might be delivered to the Client.

Confidentiality. MHM agrees that all financial, statistical, marketing and personnel data relating to the Client's business, and other information identified as confidential by the Client, are confidential information of the Client ("Client Confidential Information"). The Client agrees that MHM proprietary software, tools and other methodologies and any other information identified as confidential by MHM, are confidential information of MHM ("MHM Confidential Information"). Client Confidential Information and MHM Confidential Information are collectively referred to as "Confidential Information." Each party shall use Confidential Information of the other party which is disclosed to it only for the purposes of this Agreement and shall not disclose such Confidential Information to any third party without the other party's prior written consent, other than to MHM subcontractors hired in connection with this engagement, if any, and to each other's employees on a need-to-know basis in connection with this engagement. Each party agrees to take measures to protect the confidentiality of the other party's Confidential Information that, in the aggregate, are no less protective than those measures it uses to protect the confidentiality of its own Confidential Information, but at a minimum, each party shall take reasonable steps to advise their employees (and, in the case of MHM, its subcontractors, if any) of the confidential nature of the Confidential Information and of the prohibitions on copying or revealing such Confidential Information contained herein. MHM and the Client each agree to require that the other party's Confidential Information be kept in a reasonably secure location.

Notwithstanding anything to the contrary contained in this Agreement, Client may convey MHM's comments and thoughts to Client's outside counsel and investment bankers provided Client accurately describes the terms, including the limitations, of MHM's engagement. Furthermore, neither party shall be obligated to treat as confidential, or otherwise be subject to the restrictions on use, disclosure or treatment contained in this Agreement for, any information disclosed by the other party (the "Disclosing Party") which: (1) is rightfully known to the recipient prior to its disclosure by the Disclosing Party; (2) is released by the Disclosing Party to any other person, firm or entity (including governmental agencies or bureaus) without restriction; (3) is independently developed by the recipient without any reliance on Confidential Information; or (4) is or later becomes publicly available without violation of this Agreement or may be lawfully obtained by a party from any nonparty. Neither party will be liable to the other for inadvertent or accidental disclosure of Confidential Information if the disclosure occurs notwithstanding the party's exercise of the same level of protection and care that such party customarily uses in safeguarding its own confidential information. Notwithstanding the foregoing, either party will be entitled to disclose Confidential Information of the other to a third party to the extent that this is required by valid legal or regulatory process, provided that (and without breaching any legal or regulatory requirement) the party to which the request is made provides the Disclosing Party with prompt written notice and allows the Disclosing Party to seek a restraining order or other appropriate relief.

We may be requested to make certain workpapers available to certain regulatory agencies pursuant to authority given to it by law or regulation. If requested, access to such workpapers will be provided under the supervision of MHM's personnel. Furthermore, upon request, we may provide photocopies of selected workpapers to certain regulatory agencies. Certain regulatory agencies may intend, or decide, to distribute the photocopies or information contained therein to others, including other government agencies.

Client Responsibilities
Client agrees to provide reasonable workspace, administrative support, computer facilities and other support, which are necessary to perform the Services; including providing high-speed Internet access to our engagement team, if practicable, while working at the Client premises. Client agrees to perform in a timely fashion those tasks and provide the personnel agreed to by the parties. Client personnel assigned to work on matters related to this engagement will be qualified for the tasks for which they are assigned. MHM's performance is dependent on Client carrying out its responsibilities as set out in this Agreement. Client's failure to satisfy its responsibilities under this Agreement may lead to an increase in our fees, depending upon the extent to which we have to perform more work ourselves or reschedule our commitments to deliver the Services, or our inability to provide the Services. Should Client fail to perform any of its obligations under this Agreement, MHM shall not be responsible for any delay or other consequences due to such failure.

Fees and Payment
Client shall pay MHM the fees set forth in the Engagement Letter. All charges are exclusive of expenses, unless the Engagement Letter states otherwise. Client agrees to pay MHM reasonable approved travel, subsistence and out-of-pocket expenses (e.g. photocopying, printing, phone, fax and courier, etc) incurred in connection with the Services. Any special expense arrangements will be agreed and set out in the Engagement Letter. Client shall also be responsible for paying any taxes (such as applicable sales taxes, duties or goods and services taxes) for which it is legally liable arising from this Agreement at the rate in force at the date the liability arises. Our invoices will be issued as set out in the Engagement Letter. All invoices will be due upon receipt. MHM reserves the right to charge a commercial rate of interest on accounts that are overdue by more than one month. Services rendered after the expiration of the term of the engagement or in addition to the scope contemplated herein and in the Engagement Letter, such as meetings, planning, etc., will be billed separately at our hourly rates.

Term and Termination
Term of Agreement. This Agreement will apply from the commencement date stated in the Engagement Letter, if any, or where no commencement date is specified, from the date of signature by both parties. If MHM commenced the performance of the Services prior to the execution of this Agreement, this Agreement shall nonetheless cover the performance of such Services. This Agreement will continue until the services and deliverables have been provided unless it is terminated earlier in accordance with the terms set out elsewhere herein. MHM shall be under no duty to update or revise its opinion or report, once issued, unless expressly engaged to do so by the Client, and MHM shall be under no duty to accept any such engagement. If we accept such an engagement, we will be required to perform certain procedures required by generally accepted auditing standards. The following sections of this Agreement will survive completion of the Services or its earlier termination: Confidentiality,
Ownership, and such other provisions of this Agreement which by their nature are intended to survive.

Termination. Either party may terminate this Agreement upon written notice to the other party irrespective of whether MHM has issued its opinion or report. Client will be responsible for fees and expenses incurred through the date termination notice is received. Where Client terminates this Agreement, Client will pay MHM for additional costs necessarily incurred as a result of early termination of the Services.

General
This Agreement forms the entire agreement between the parties relating to the Services, and replaces and supersedes any previous proposals, correspondence, understandings or other communications whether written or oral. Neither party shall be liable to the other for any delay or failure to perform any of the Services or obligations set forth in this Agreement due to causes beyond its reasonable control. If any provision of this Agreement is determined to be invalid under any applicable statue or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable. The section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

MHM, in furnishing services to the Client, is an independent contractor. MHM does not undertake to perform any regulatory or contractual obligation of the Client or to assume any responsibility for the Client's business or operations. No delay or omission by either party in exercising any right or power shall impair such right or power or be construed to be a waiver. A waiver by either party of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach or of any other covenant. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such waiver or discharge is sought to be enforced. It is common practice for professional service firms such as ours, in discussions with prospective clients, to make reference to prior work, and we would like to have the opportunity to do so with respect to this assignment. Unless Client informs MHM to the contrary, on completion of this assignment we understand that we will be entitled to make reference to having undertaken it, including a brief description of its objectives, in MHM newsletters and publications and discussions with third parties regarding work opportunities.

Leased personnel
In performing our engagement we will lease professional and administrative staff, both of which are employed by CBIZ MHM, LLC or its related entities. These individuals will be under the direct control and supervision of MHM, which is solely responsible for the professional performance of our engagement. Additionally, the professional staff is subject to the standards governing the accounting profession, including the requirement to maintain the confidentiality of client information and MHM and CBIZ MHM, LLC and its related entities have contractual agreements requiring confidential treatment of all client information.

Employment offers to our personnel
Professional standards require us to be independent with respect to the Company in the performance of our services. Any discussions that the Company has with personnel of our Firm regarding potential employment with the Company could impair our independence with respect to this engagement. Therefore, we request that you inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence and objectivity.

Employment offers to any staff member working on your engagement without our prior knowledge may require substantial additional procedures to ensure the independence and objectivity of our engagement. Any additional costs incurred due to these procedures will be fully billable in addition to our fee.

Property
The workpapers and files for this engagement are the property of MHM and constitute confidential information. However, ownership of workpapers representing original company records shall rest with you.

Electronic Communication
In the interest of facilitating our services to you, we may communicate by facsimile transmission or by sending electronic mail over the Internet. Such communications may include information that is confidential to you. Our firm employs measures in the use of facsimile machines and computer technology designed to maintain data security. While we will use our best efforts to keep such communications secure in accordance with our obligations under applicable laws and professional standards, we have no control over the unauthorized interception of these communications once they have been sent.

Electronic Dissemination of Financial Statements
With regard to the electronic dissemination of financial statements, including financial statements published electronically on your Internet website, you understand that electronic sites are a means to distribute information and, therefore, we are not required to read the information contained in these sites or to consider the consistency of other information in the electronic site with the original document.

Dispute Resolution
If any dispute, controversy or claim arises in connection with the performance or breach of this agreement, either party may, upon written notice to the other party, request that the matter be mediated. Such mediation will be conducted by a mediator appointed by and pursuant to the Rules of the American Arbitration Association or such other neutral facilitator acceptable to both parties. Both parties will exert their best efforts to discuss with each other in good faith their respective positions in an attempt to finally resolve such dispute or controversy.

Each party may disclose any facts to the other party or to the mediator which it, in good faith, considers necessary to resolve the matter. All such discussions, however, will be for the purpose of assisting in settlement efforts and will not be admissible in any subsequent litigation against the disclosing party. Except as agreed by both parties, the mediator will keep confidential all information disclosed during negotiations. The mediator may not act as a witness for either party in any subsequent arbitration between the parties.

The mediation proceedings will conclude within sixty days from receipt of the written notice unless extended or terminated sooner by mutual consent. Each party will be responsible for its own expenses. The fees and expenses of the mediator, if any, will be borne equally by the parties. In the unlikely event that differences arise between the parties related to or arising from this Agreement that are not resolved by mutual agreement, to facilitate a judicial resolution and save time and expense of both parties, Client and MHM agree not to demand a trial by jury in any action, proceeding or counterclaim.